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Exhibit 2.1

FIRST AMENDMENT TO THE
AGREEMENT AND PLAN OF MERGER

    This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this "First Amendment") is made and entered into as of July 12, 2001, by and among: PHOTON DYNAMICS, INC., a California corporation ("Parent"); IRIS ACQUISITION, LLC, a Texas limited liability company and an indirect wholly owned subsidiary of Parent ("Merger Sub"); INTELLIGENT REASONING SYSTEMS, INC., a Texas corporation (the "Company"); and Clinton Bybee (the "Shareholders' Agent").

RECITALS

    A.  Parent, Merger Sub, the Company and the Shareholders' Agent executed and delivered to one another that certain Agreement and Plan of Merger dated July 6, 2001 (the "Agreement") pursuant to which the parties intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Texas Business Corporation Act (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become an indirect wholly owned subsidiary of Parent.

    B.  Parent, Merger Sub, the Company and the Shareholders' Agent now desire to amend the Agreement as set forth in this First Amendment.

    C.  Certain capitalized terms used in this First Amendment are defined in Exhibit A of the Agreement.

AGREEMENT

    The parties to this First Amendment agree as follows:

    SECTION 1. Definition of "Total Liquidation Preference." Section 1.5(c)(vii)(d)(y) of the Agreement is hereby amended and restated to read in its entirety as follows:

      "(y) the number of shares of Series E Preferred Stock issuable upon the exercise of warrants to purchase shares of Series E Preferred Stock that do not terminate and are not exercised at or before the Effective Time (other than shares of Series E Preferred Stock issuable upon the exercise of the Leader Warrants (as defined below))."

    SECTION 2. Termination of Agreements.  Section 5.7(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

      "(a) all outstanding warrants, other than warrants to purchase shares of Series E Preferred Stock of the Company issued to Leader Technologies Ltd. (the "Leader Warrants");"

    SECTION 3. Substitution of Warrant Covenant.  Section 5.13 of the Agreement is hereby amended and restated in its entirety to read as follows:

    "[RESERVED]."

    SECTION 4. Substitution of Warrant Condition.  Section 6.13 of the Agreement is hereby amended and restated in its entirety to read as follows:

    "[RESERVED]."

  SECTION 5. Miscellaneous.

    5.1  Continuing Effect of Agreement.  All other provisions of the Agreement remain in full force and effect and unmodified by this First Amendment.

    5.2  Counterparts.  This First Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

    5.3  Governing Law.  This First Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Texas (without giving effect to principles of conflicts of laws).

    5.4  Successors and Assigns.  This First Amendment shall be binding upon: the Company and its successors and assigns (if any); the shareholders of the Company and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any).

    IN WITNESS WHEREOF, the parties hereto have caused this FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER to be executed and delivered as of the date set forth in the first paragraph hereof.

PHOTON DYNAMICS, INC., a California corporation
Signature:	/s/ Richard Dissly
Print Name:	Richard Dissly
Title:	CFO
IRIS ACQUISITION, LLC, a Texas limited liability company, by its sole member, Iris Acquisition Holdings, Inc., a Delaware corporation
Signature:	/s/ Richard Dissly
Print Name:	Richard Dissly
Title:	CFO
INTELLIGENT REASONING SYSTEMS, INC., a Texas corporation
Signature:	/s/ Paul J. Colan
Print Name:	Paul J. Colan
Title:	VP, Finance
SHAREHOLDERS' AGENT
/s/ Clinton Bybee

AGREEMENT AND PLAN OF MERGER

by and among:

PHOTON DYNAMICS, INC.,
a California corporation;

IRIS ACQUISITION, LLC,
a Texas limited liability company;

INTELLIGENT REASONING SYSTEMS, INC.,
a Texas corporation;

and

CLINTON BYBEE
(as the "Shareholders' Agent").

Dated as of July 6, 2001

EXHIBITS

Exhibit A	—	Certain definitions
Exhibit B	—	Articles of Incorporation of the Surviving Corporation
Exhibit C	—	Bylaws of the Surviving Corporation
Exhibit D	—	Directors and Officers of Surviving Corporation
Exhibit E	—	Form of Certification and Agreement
Exhibit F	—	Form of Confidential Inventions and Assignment Agreement
Exhibit G	—	FIRPTA Notice
Exhibit H	—	Form of Release
Exhibit I	—	Escrow Agreement
Exhibit J	—	Form of Legal Opinion of Company Counsel
Exhibit K-1	—	Key Employees (Primary)
Exhibit K-2	—	Key Employees (Secondary)
Exhibit L	—	Form of Legal Opinion of Parent Counsel
Exhibit M	—	Due Diligence Information Requested

i

2.21	Non-Contravention; Consents	23
2.22	Related Fees, Costs and Expenses	23
2.23	Dissenters	24
2.24	Full Disclosure	24
SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	24
3.1	Due Organization.	24
3.2	SEC Filings; Financial Statements	24
3.3	Authority; Binding Nature of Agreement	25
3.4	Valid Issuance	25
3.5	Ownership of Merger Sub.	25
3.6	Legal Proceedings	25
3.7	Non-Contravention; Consents	25
3.8	Issuance of the Merger Consideration.	25
SECTION 4.	CERTAIN COVENANTS OF THE COMPANY	26
4.1	Access and Investigation	26
4.2	Operation of the Company's Business	26
4.3	Notification; Updates to Disclosure Schedule	28
4.4	No Negotiation	28
4.5	Debt Reduction	28
4.6	Real Estate Lease	29
4.7	Financial Statements	29
4.8	Physical Inventory	29
SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES	29
5.1	Filings and Consents	29
5.2	Registration of Parent Common Stock on Form S-3	30
5.3	Company Shareholders' Meeting	30
5.4	Public Announcements	31
5.5	Reasonable Efforts	31
5.6	Confidential Invention and Assignment Agreements	31
5.7	Termination of Agreements	31
5.8	Employee Options.	31
5.9	FIRPTA Matters	32

5.10	Certification and Release	32
5.11	Termination of Employee Plans	32
5.12	Indemnification.	32
5.13	Substitution of Warrant.	32
SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	32
6.1	Accuracy of Representations	32
6.2	Performance of Covenants	32
6.3	Shareholder Approval	32
6.4	Consents	33
6.5	Agreements and Documents	33
6.7	No Material Adverse Effect	33
6.8	Listing	34
6.9	No Restraints	34
6.10	No Legal Proceedings	34
6.11	Employees	34
6.12	Termination of Employee Plans	34
6.13	Substitution of Warrant	34
SECTION 7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY	34
7.1	Accuracy of Representations	34
7.2	Performance of Covenants	34
7.3	No Restraints	34
7.4	Closing Certificate.	34
7.5	Listing.	35
7.6	No Legal Proceedings	35
7.7	Legal Opinion	35
SECTION 8.	TERMINATION	35
8.1	Termination Events	35
8.2	Termination Procedures	35
8.3	Effect of Termination	35
SECTION 9.	INDEMNIFICATION, ETC.	35
9.1	Survival of Representations, Etc.	35
9.2	Indemnification by the Senior Preferred Shareholders	36

9.3	Threshold; Ceiling	36
9.4	Satisfaction of Indemnification Claim	37
9.5	No Contribution	37
9.6	Interest	37
9.7	Defense of Third Party Claims	37
9.8	Exercise of Remedies by Indemnitees Other Than Parent	38
SECTION 10.	MISCELLANEOUS PROVISIONS	38
10.1	Shareholders' Agent	38
10.2	Further Assurances	39
10.3	Fees and Expenses	39
10.4	Attorneys' Fees	39
10.5	Notices	39
10.6	Confidentiality	40
10.7	Time of the Essence	40
10.8	Headings	40
10.9	Counterparts	40
10.10	Governing Law	40
10.11	Successors and Assigns	41
10.12	Remedies Cumulative; Specific Performance	41
10.13	Waiver	41
10.14	Amendments	41
10.15	Severability	41
10.16	Parties in Interest	41
10.17	Entire Agreement	41
10.18	Construction	42

AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (the "Agreement") is made and entered into as of July 6, 2001, by and among: Photon Dynamics, Inc., a California corporation ("Parent"); Iris Acquisition, LLC, a Texas limited liability company and an indirect wholly owned subsidiary of Parent ("Merger Sub"); Intelligent Reasoning Systems, Inc., a Texas corporation (the "Company"); and Clinton Bybee (the "Shareholders' Agent"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

    A.  Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Texas Business Corporation Act (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become an indirect wholly owned subsidiary of Parent.

    B.  It is intended that the Merger not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "purchase."

    C.  This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

Agreement

    The parties to this Agreement agree as follows:

SECTION 1.  Description of Transaction

    1.1  Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

    1.2  Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Texas Business Corporation Act.

    1.3  Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward llp, Five Palo Alto Square, Palo Alto, California 94306 at 9:00 a.m. on July 12, 2001, or at such other time and date as Parent may designate upon not less than five days' prior notice to the Company or as mutually agreed upon by the Company and Parent (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger conforming to the requirements of the Texas Business Corporation Act shall be filed with the Secretary of State of the State of Texas. The Merger shall become effective upon the issuance of the certificate of merger by the Secretary of State of the State of Texas (the "Effective Time").

    1.4  Articles of Incorporation and Bylaws; Directors and Officers.  Unless otherwise determined by Parent and the Company prior to the Effective Time:

      (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be as set forth in Exhibit B;

      (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to be as set forth in Exhibit C; and

      (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit D.

    1.5  Conversion of Shares.

      (a) Subject to Sections 1.6, 1.9(c) and Section 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

         (i) each share of common stock of the Company ("Company Common Stock") outstanding immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof (it being understood that the Merger Consideration does not exceed the aggregate liquidation preference of the Senior Preferred, and thus, by the terms of the Company's Articles of Incorporation, the common stock is not entitled to be converted into the right to receive any portion of the Merger Consideration after the Effective Time);

        (ii) each share of Series A Convertible Preferred Stock of the Company ("Series A Preferred Stock") outstanding immediately prior to the Effective Time, shall be shall be cancelled and extinguished without any conversion thereof (it being understood that the Merger Consideration does not exceed the aggregate liquidation preference of the Senior Preferred, and thus, by the terms of the Company's Articles of Incorporation, the common stock is not entitled to be converted into the right to receive any portion of the Merger Consideration after the Effective Time);

       (iii) each share of Series B Convertible Preferred Stock of the Company ("Series B Preferred Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive the Series B Amount (as defined below);

        (iv) each share of Series C Convertible Preferred Stock of the Company ("Series C Preferred Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive the Series C Amount (as defined below);

        (v) each share of Series D Convertible Preferred Stock of the Company ("Series D Preferred Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount equal to the Series D Amount (as defined below);

        (vi) each share of Series E Convertible Preferred Stock of the Company ("Series E Preferred Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount equal to the Series E Amount (as defined below); and

       (vii) each unit of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

      (b) At the Effective Time, any shares of capital stock of the Company that are owned by the Company as treasury stock shall be canceled and extinguished without any conversion thereof.

      (c) For purposes of this Agreement:

         (i) The "Merger Consideration" shall mean (A) 700,000 shares of common stock of Parent ("Parent Common Stock") or (B) in the event the Note Holders (as defined in Section 4.5(b)) have refused to release their respective rights to receive the Change of Control Premium (as defined in Section 4.5(b)) in accordance with Section 4.5(b), the difference between (1) 700,000 shares of Parent Common Stock and (2) a number of shares of Parent Common Stock, valued at the Designated Parent Stock Price, equal to the value of the Change of Control Premium as of the Closing Date.

        (ii) The "Series B Amount" shall mean the number of shares of Parent Common Stock as shall equal the quotient obtained by dividing (a) $0.60 multiplied by the Applicable Percentage by (b) the Designated Parent Stock Price.

       (iii) The "Series C Amount" shall mean the number of shares of Parent Common Stock as shall equal the quotient obtained by dividing (a) $0.74 multiplied by the Applicable Percentage by (b) the Designated Parent Stock Price.

        (iv) The "Series D Amount" shall mean the number of shares of Parent Common Stock as shall equal the quotient obtained by dividing (a) $0.37 multiplied by the Applicable Percentage by (b) the Designated Parent Stock Price.

        (v) The "Series E Amount" shall mean the number of shares of Parent Common Stock as shall equal the quotient obtained by dividing (a) $1.00 multiplied by the Applicable Percentage by (b) the Designated Parent Stock Price.

        (vi) The "Applicable Percentage" shall mean the quotient obtained by dividing (a) the product of (1) a number equal to the Merger Consideration multiplied by (2) the Designated Parent Stock Price, by (b) the Total Liquidation Preference.

       (vii) The "Total Liquidation Preference" shall mean the sum of (a) $0.60 multiplied by the sum of (x) number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time plus (y) the number of shares of Series B Preferred Stock issuable upon the exercise of warrants to purchase shares of Series B Preferred Stock that do not terminate and are not exercised at or before the Effective Time, and (b) $0.74 multiplied by the sum of (x) number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time plus (y) the number of shares of Series C Preferred Stock issuable upon the exercise of warrants to purchase shares of Series C Preferred Stock that do not terminate and are not exercised at or before the Effective Time, and (c) $0.37 multiplied by the sum of (x) number of shares of Series D Preferred Stock outstanding immediately prior to the Effective Time plus (y) the number of shares of Series D Preferred Stock issuable upon the exercise of warrants to purchase shares of Series D Preferred Stock that do not terminate and are not exercised at or before the Effective Time, and (d) $1.00 multiplied by the sum of (x) number of shares of Series E Preferred Stock outstanding immediately prior to the Effective Time plus (y) the number of shares of Series E Preferred Stock issuable upon the exercise of warrants to purchase shares of Series E Preferred Stock that do not terminate and are not exercised at or before the Effective Time.

      (viii) The "Designated Parent Stock Price" shall be $26.758.

        (ix) The "Senior Preferred Stock" shall mean, collectively, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

      (d) If any shares of Senior Preferred Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

    1.6  Escrow of Parent Common Stock.  At the Effective Time of the Merger, Parent shall deposit twenty percent (20%) of the Merger Consideration (the "Escrow Shares") with the Escrow Agent and pursuant to the Escrow Agreement. The Escrow Shares shall be held for so long as the Company's representations and warranties survive pursuant to Section 9.1(a) hereof to satisfy indemnification obligations of the Senior Preferred Shareholders to Parent pursuant to Section 9 hereof. The Escrow Shares shall be deducted on a pro rata basis from the Merger Consideration allocable to each Senior Preferred Shareholder pursuant to Section 1.5 and each Senior Preferred Shareholder shall only be entitled to their respective portion of the Escrow Shares as shall remain in escrow after all claims pursuant to Section 9 have been paid in full.

    1.7  Stock Options.  At the Effective Time, each stock option that is then outstanding under the Company's stock option plan(s), whether vested or unvested, that has not been exercised as of the Effective Time will be cancelled.

    1.8  Closing of the Company's Transfer Books.  At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and, if such certificate represents shares of Senior Preferred Stock, shall be exchanged as provided in Section 1.9.

    1.9  Exchange of Certificates.

      (a) At or as soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock, if applicable under Section 1.5, and cancellation of such Company Stock Certificates. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1, if any, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock), if applicable, as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, if applicable under Section 1.5, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

      (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.9 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

      (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated Parent Stock Price.

      (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

      (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

    1.10  Dissenting Shares.  Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares of capital stock in favor of the Merger and who has otherwise complied with the relevant provisions of Article 5.12 of the Texas Business Corporation Act and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to relief as a dissenting shareholder ("Dissenting Shares") shall not be converted into or represent the right to receive Parent Common Stock or cancelled, as applicable, in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.9(c)). The holders thereof shall be entitled only to such rights as are granted by Article 5.12 of the Texas Business Corporation Act. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Article 5.12 of the Texas Business Corporation Act shall receive payment therefor from the Surviving Corporation in accordance with the Texas Business Corporation Act; provided, however, that if any such holder of Dissenting Shares (i) shall have failed to establish his entitlement to relief as a dissenting shareholder as provided in Article 5.12 of the Texas Business Corporation Act, (ii) shall have effectively withdrawn his demand for relief as a dissenting shareholder with respect to such Dissenting Shares or lost his right to relief as a dissenting shareholder and payment for his Dissenting Shares under Article 5.12 of the Texas Business Corporation Act, or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in Article 5.12 of the Texas Business Corporation Act, such holder shall forfeit the right to relief as a dissenting shareholder with respect to such Dissenting Shares and each such dissenting Share shall be converted into the right to receive Parent Common Stock or cancelled, as applicable, as provided in Section 1.5. The Company shall give Parent prompt notice of any demands received by the Company prior to the Effective Time, any attempted withdrawals of such demands and any other instruments served pursuant to the Texas Business Corporation Act and received by the Company relating to shareholders' rights of appraisal, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

    1.11  Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.  Representations and Warranties of the Company.

    Except as set forth in Disclosure Schedule under the part designated by the number corresponding to a section number below, to which such part of the Disclosure Schedule shall act only to qualify the representations and warranties contained in such corresponding section below, the Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

    2.1  Due Organization.

      (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

      (b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the respective laws of its state or country of incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its respective obligations under all applicable Company Contracts.

      (c) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Intelligent Reasoning Systems, Inc."

      (d) Each Subsidiary has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the respective name of the Subsidiary set forth in Exhibit A.

      (e) The Company and each of its Subsidiaries is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

      (f)  Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of the Company and its Subsidiaries, (ii) the names of the members of each committee of the board of directors of the Company and its Subsidiaries, and (iii) the names and titles of the officers of the Company and its Subsidiaries.

      (g) Neither the Company nor any of its Subsidiaries owns any controlling interest in any Entity (other than the Subsidiaries), and neither the Company nor any of its Subsidiaries has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make any future investment in or capital contribution to any Entity (including the Subsidiaries). Neither the Company nor any of its Subsidiaries has guaranteed or is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest (other than the Subsidiaries).

    2.2  Articles of Incorporation and Bylaws; Records.  The Company has delivered to Parent accurate and complete copies of: (1) the Articles of Incorporation and Bylaws of the Company and

each of the Subsidiaries, including all amendments thereto; (2) the stock records of the Company and each of the Subsidiaries; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company or any of its Subsidiaries, the board of directors of the Company or any of its Subsidiaries and all committees of the board of directors of the Company or any of its Subsidiaries. There have been no formal meetings or other proceedings of the shareholders of the Company or any of its Subsidiaries, the board of directors of the Company or any of its Subsidiaries or any committee of the board of directors of the Company or any of its Subsidiaries that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has taken any action that is inconsistent in any material respect with any resolution adopted by the shareholders of the Company or any of its Subsidiaries, the board of directors of the Company or any of its Subsidiaries or any committee of the board of directors of the Company or any of its Subsidiaries. The books of account, stock records, minute books and other records of the Company and each of its Subsidiaries are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with reasonable business practices.

    2.3  Capitalization, Etc.

      (a) The authorized capital stock of the Company consists of: (i) 81,000,000 shares of Common Stock, $0.001 par value, of which 6,522,885 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 59,000,000 shares of Preferred Stock, 0.001 par value, (A) 254,780 of which have been designated "Series A Preferred Stock," of which 254,780 shares have been issued and are outstanding as of the date of this Agreement, (B) 2,068,747 of which have been designated "Series B Preferred Stock," of which 1,902,081 shares have been issued and are outstanding as of the date of this Agreement, (C) 6,759,143 of which have been designated "Series C Preferred Stock," of which 6,759,143 shares have been issued and are outstanding as of the date of this Agreement, (D) 19,432,009 of which have been designated "Series D Preferred Stock," of which 19,059,036 shares have been issued and are outstanding as of the date of this Agreement, (E) 30,000,000 of which have been designated "Series E Preferred Stock," of which 15,400,000 shares have been issued and are outstanding as of the date of this Agreement. Each outstanding share of the Senior Preferred Stock is convertible into one share of Company Common Stock. Each share of Series A Preferred Stock is convertible into 1.6 shares of Common Stock. All of the outstanding shares of Company Common Stock and Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3 of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject. Immediately prior to the Closing, the authorized and outstanding stock of the Company will be as set forth above, except for the issuance of capital stock upon the exercise of Company stock options and warrants outstanding as of the date of this agreement.

      (b) The Company has reserved 6,646,838 shares of Company Common Stock for issuance under its 1999 Stock Option Plan, of which options to purchase 2,375,567 shares are outstanding as of the date of this Agreement. The Company has reserved 2,672,400 shares of Company Common Stock for issuance under its 1995 Stock Plan, of which options to purchase 1,875,400 shares are outstanding as of the date of this Agreement. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company stock option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company stock option; (ii) the total number of shares of Company Common Stock that are subject to such Company stock option and the number of shares of Company Common Stock with respect to which such Company stock option is immediately exercisable and will be exercisable as of the Closing; (iii) the date on which such Company stock option was granted and the term of such Company stock option; (iv) the vesting schedule for such Company stock option; (v) the exercise price per share of Company Common Stock purchasable under such Company stock option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. All Company stock options under the Company's 1999 Stock Option Plan and 1995 Stock Plan not exercised prior to the Closing will terminate at the Closing.

      (c) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities, whether in connection with a change of control or otherwise; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company, other than (x) warrants to purchase 279,807 shares of Common Stock, (y) warrants to purchase 166,666 shares of Series B Preferred Stock, and (x) warrants to purchase 7,285,000 shares of Series E Preferred Stock.

      (d) All outstanding shares of Company Common Stock and Preferred Stock, and all outstanding Company stock options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

      (e) The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the Texas Business Corporation Act and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

      (f)  The authorized capital stock of Intelligent Reasoning Systems International, Inc., a Delaware corporation ("IRSII") consists of: (i) 10,000 shares of Common Stock, $0.001 par value, of which 1,000 shares have been issued and are outstanding as of the date of this Agreement; and no shares of Preferred Stock. All of the outstanding shares of common stock of IRSII have been duly authorized and validly issued, and are fully paid and non-assessable, and are owned free and clear of all Encumbrances by the Company. None of such shares are subject to a right of repurchase. There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of IRSII; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of IRSII; (iii) Contract under which IRSII is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities, whether in connection with a change of control or otherwise; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of IRSII. Neither the Company nor IRSII has ever repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of IRSII. To the extent that any securities were reacquired by the Company or IRSII, such securities were reacquired in compliance with (i) the applicable provisions of all applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

      (g) The authorized capital stock of IRSI Japan K.K., a corporation organized under the laws of Japan ("IRSI Japan"), consists of: (i) 200 shares of Common Stock, $0.001 par value, of which 200 shares have been issued and are outstanding as of the date of this Agreement; and no shares of Preferred Stock. All of the outstanding shares of common stock of IRSI Japan have been duly authorized and validly issued, and are fully paid and non-assessable, and are owned free and clear of all Encumbrances by IRSII. None of such shares are subject to a right of repurchase. There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of IRSI Japan; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of IRSI Japan; (iii) Contract under which IRSI Japan is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities, whether in connection with a change of control or otherwise; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of IRSI Japan. Neither the Company nor IRSI Japan has ever repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of IRSI Japan. To the extent that any securities were reacquired by the Company or IRSI Japan, such securities were reacquired in compliance with (i) the applicable provisions of all applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

    2.4  Financial Statements.

      (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Financial Statements"):

         (i) The audited consolidated balance sheets of the Company as of December 31, 1999 and 1998, and the related audited consolidated income statements, statements of shareholders' equity and statements of cash flows of the Company and its Subsidiaries for the years then ended, together with the notes and the unqualified report and opinion of PricewaterhouseCoopers LLP relating thereto;

        (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2000, and the related unaudited consolidated income statement and statements of cash flows of the Company and its Subsidiaries for the year then ended; and

       (iii) the unaudited consolidated balance sheet of the Company and its Subsidiaries (the "Unaudited Interim Balance Sheet") as of March 31, 2001 (the "Unaudited Interim Balance Sheet Date"), and the related unaudited consolidated income statement and statements of cash flows of the Company and its Subsidiaries for the three (3) months then ended (this subsection (iii) together with subsection (ii) above, the "Unaudited Financial Statements").

      (b) The Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except that the Unaudited Financial Statements do not contain a statement of shareholders' equity and footnotes.

    2.5  Absence of Changes.  Since the Unaudited Interim Balance Sheet Date:

      (a) there has not been any material adverse change in the business, condition, assets, liabilities, operations, financial performance or prospects of the Company or its Subsidiaries, and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

      (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company or its Subsidiaries (whether or not covered by insurance);

      (c) neither the Company nor any of its Subsidiaries has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or has repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

      (d) neither the Company nor any of its Subsidiaries has sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company stock options), (ii) any option or right to acquire any capital stock or any other security (except for Company stock options described in Part 2.3 of the Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

      (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Company's 1999 Stock Option Plan or 1995 Stock Plan, (ii) any provision of any agreement evidencing any outstanding Company stock options, or (iii) any restricted stock purchase agreement;

      (f)  there has been no amendment to the Articles of Incorporation or Bylaws of the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

      (g) neither the Company nor any of its Subsidiaries has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

      (h) neither the Company nor any of its Subsidiaries has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company or its Subsidiaries since the Unaudited Interim Balance Sheet Date, exceeds $25,000;

      (i)  neither the Company nor any of its Subsidiaries has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

      (j)  neither the Company nor any of its Subsidiaries has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the past practices of the Company and its Subsidiaries;

      (k) neither the Company nor any of its Subsidiaries has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

      (l)  neither the Company nor any of its Subsidiaries has made any pledge of any of its respective assets or otherwise permitted any of its respective assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the past practices of the Company and its Subsidiaries;

      (m) neither the Company nor any of its Subsidiaries has (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

      (n) neither the Company nor any of its Subsidiaries has (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

      (o) neither the Company nor any of its Subsidiaries has changed any of its methods of accounting or accounting practices in any respect;

      (p) neither the Company nor any of its Subsidiaries has made any Tax election;

      (q) neither the Company nor any of its Subsidiaries has commenced or settled any Legal Proceeding;

      (r) neither the Company nor any of its Subsidiaries has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

      (s) neither the Company nor any of its Subsidiaries has agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

    2.6  Title to Assets.

      (a) The Company and each of its Subsidiaries owns, and has good, valid and marketable title to, all respective assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(b) and 2.9 of the Disclosure Schedule and all of the rights of the Company and its Subsidiaries under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the books and records of the Company or its Subsidiaries as being owned by the Company or its Subsidiaries, respectively. All of said assets are owned by the Company or its Subsidiaries free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or its Subsidiaries.

      (b) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company or its Subsidiaries and that are being leased or licensed to the Company or its Subsidiaries.

    2.7  Bank Accounts; Receivables.

      (a) Part 2.7(a) of the Disclosure Schedule provides a list of each account (including the account number) maintained by or for the benefit of the Company or its Subsidiaries at any bank or other financial institution.

      (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company and its Subsidiaries as of the Unaudited Interim Balance Sheet Date. All existing accounts receivable of the Company and its Subsidiaries (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Unaudited Interim Balance Sheet Date and have not yet been collected) (i) represent valid obligations of customers of the Company or its Subsidiaries arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $500,000 in the aggregate).

    2.8  Equipment; Leasehold.

      (a) All material items of equipment and other tangible assets owned by or leased to the Company or its Subsidiaries are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company or its Subsidiaries in the manner in which such business is currently being conducted.

      (b) Neither the Company nor any of its Subsidiaries owns any real property or any interest in real property, except for the leasehold created under the real property leases identified in Part 2.10 of the Disclosure Schedule.

    2.9  Proprietary Assets.

      (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Company or its Subsidiaries and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies each Proprietary Asset owned by the Company or its Subsidiaries that is material to the business of the Company or its Subsidiaries. Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $10,000 with respect to, each Proprietary Asset that is licensed or otherwise made available to the Company or its Subsidiaries by any Person and is material to the business of the Company or its Subsidiaries (except for any Proprietary Asset that is licensed to the Company or its Subsidiaries under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to the Company or its Subsidiaries. The Company and each of its Subsidiaries has good and valid title to all of the Company Proprietary Assets identified or required to be identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all Encumbrances. The Company has a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(iv) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has developed jointly with any other Person any Company Proprietary Asset that is material to the business of the Company or its Subsidiaries and with respect to which such other Person has any rights. Except as set forth in Part 2.9(a)(v) of the Disclosure Schedule, there is no Company Contract (with the exception of end user license agreements in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset.

      (b) The Company and each of its Subsidiaries has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, (i) each current or former employee of the Company or its Subsidiaries who is or was involved in, or who has contributed to, the creation or development of any material Company Proprietary Asset has executed and delivered to the Company or its Subsidiaries an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical in substance to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent, and (ii) each current and former consultant and independent contractor to the Company or its Subsidiaries who is or was involved in, or who has contributed to, the creation or development of any material Company Proprietary Asset has executed and delivered to the Company or its Subsidiaries an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Company Proprietary Asset.

      (c) All patents, trademarks, service marks and copyrights held by the Company or its Subsidiaries are valid, enforceable and subsisting. None of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company or its Subsidiaries (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person. None of the products, systems, software, computer programs, source code, models, algorithms, formula, compounds, inventions, designs, technology, proprietary rights or intangible assets that is or has been designed, created, developed, assembled, manufactured or sold by the Company or its Subsidiaries is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person. Neither the Company nor any of its Subsidiaries has ever received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person. No other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Company Proprietary Asset.

      (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company and its Subsidiaries to conduct their business in the manner in which such business has been and is being conducted. Neither the Company nor any of its Subsidiaries has (i) licensed any of the material Company Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting or purporting to limit the ability of the Company or its Subsidiaries to exploit fully any material Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

      (e) Except as set forth in Part 2.9(e)(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code or the release from any escrow of any other Company Proprietary Asset. Part 2.9(e)(ii) of the Disclosure Schedule identifies each Contract pursuant to which the Company or its Subsidiaries has deposited or is required to deposit with an escrowholder or any other Person of any Company Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Company Source Code or the release from any escrow of any other Company Proprietary Asset.

      (f)  Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by the Company or its Subsidiaries to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

    2.10  Contracts.

      (a) Part 2.10 of the Disclosure Schedule identifies:

         (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

        (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

       (iii) each Company Contract imposing any restriction on the right or ability of the Company or its Subsidiaries (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

        (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

        (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

        (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company or its Subsidiaries;

       (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

      (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

        (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

        (x) each Company Contract constituting or relating to a Government Contract or Government Bid;

        (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the past practices of the Company or its Subsidiaries;

       (xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company of its Subsidiaries (without penalty) within 60 days after the delivery of a termination notice by the Company or its Subsidiaries; and

      (xiii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

    Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts."

      (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and is enforceable by the Company or its Subsidiaries (as the case may be) in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      (c) Except as set forth in Part 2.10 of the Disclosure Schedule:

         (i) neither the Company nor any of its Subsidiaries has violated or breached, or committed any default under, any Company Contract, and no other Person has violated or breached, or committed any default under, any Company Contract;

        (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

       (iii) since December 31, 1999, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and

        (iv) neither the Company nor any of its Subsidiaries has waived any of its material rights under any Material Contract.

      (d) No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company or its Subsidiaries under any Material Contract or any other material term or provision of any Material Contract.

      (e) The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company and its Subsidiaries to conduct its business in the manner in which its business is currently being conducted.

      (f)  Part 2.10 of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any written sales proposal or similar document has been submitted or received by the Company or its Subsidiaries since December 31, 2000.

      (g) Part 2.10 of the Disclosure Schedule provides an accurate description and breakdown of the backlog of the Company and its Subsidiaries under Company Contracts.

      (h) Except as set forth in Part 2.10(h) of the Disclosure Schedule:

         (i) neither the Company nor any of its Subsidiaries has had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

        (ii) the Company and each of its Subsidiaries has complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

       (iii) neither the Company nor any of its Subsidiaries has, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the "FAR") or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (I) any other applicable procurement law or regulation or other Legal Requirement;

        (iv) all facts set forth in or acknowledged by the Company or its Subsidiaries in any certification, representation or disclosure statement submitted by the Company or its

    Subsidiaries with respect to any Government Contract or Government Bid were current, accurate and complete as of the date of submission;

        (v) neither the Company or its Subsidiaries nor any of the employees of the Company or its Subsidiaries has been debarred or suspended from doing business with any Governmental Body, and no circumstances exist that would warrant the institution of debarment or suspension proceedings against the Company or its Subsidiaries or any employee of the Company or its Subsidiaries;

        (vi) no negative determinations of responsibility have been issued against the Company or its Subsidiaries in connection with any Government Contract or Government Bid;

       (vii) no direct or indirect costs incurred by the Company or its Subsidiaries have been questioned or disallowed as a result of a finding or determination of any kind by any Governmental Body;

      (viii) no Governmental Body, and no prime contractor or higher-tier subcontractor of any Governmental Body, has withheld or set off, or threatened to withhold or set off, any amount due to the Company or its Subsidiaries under any Government Contract;

        (ix) there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, Legal Proceeding or indictment involving the Company or any of its employees, (B) the questioning or disallowance of any costs submitted for payment by the Company or its Subsidiaries, (C) the recoupment of any payments previously made to the Company or its Subsidiaries, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of the Company or its Subsidiaries, or (E) the assessment of any penalties or damages of any kind against the Company or its Subsidiaries;

        (x) there is not and has not been any (A) outstanding claim against the Company or its Subsidiaries by, or dispute involving the Company or its Subsidiaries with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) fact known by the Company or its Subsidiaries upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, (C) final decision of any Governmental Body against the Company or its Subsidiaries;

        (xi) neither the Company nor any of its Subsidiaries is undergoing and has undergone any audit, and there is no basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business);

       (xii) neither the Company nor any of its Subsidiaries has entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

      (xiii) no payment has been made by the Company or its Subsidiaries or by any Person acting on the behalf of the Company or its Subsidiaries to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of the Company or its Subsidiaries) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

       (xiv) the cost accounting system of the Company and its Subsidiaries is in compliance with applicable regulations and other applicable Legal Requirements, and has not been determined by any Governmental Body not to be in compliance with any Legal Requirement;

       (xv) the Company and each of its Subsidiaries has complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Proprietary Assets;

       (xvi) in each case in which the Company or its Subsidiaries has delivered or otherwise provided any technical data, computer software or Company Proprietary Asset to any Governmental Body in connection with any Government Contract, the Company has marked such technical data, computer software or Company Proprietary Asset with all markings and legends (including any "restricted rights" legend and any "government purpose license rights" legend) necessary (under the FAR or other applicable Legal Requirements) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Company Proprietary Asset;

      (xvii) neither the Company nor any of its Subsidiaries has made any disclosure to any Governmental Body pursuant to any voluntary disclosure agreement;

      (xviii) the Company or its Subsidiaries (as the case may be) has reached agreement with the cognizant government representatives approving and "closing" all indirect costs charged to Government Contracts for each of the five (5) prior fiscal years, and those years are closed;

       (xix) the responsible government representatives have agreed with the Company on the "forward pricing rates" that the Company or its Subsidiaries is charging on cost-type Government Contracts and including in Government Bids; and

       (xx) neither the Company nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

    2.11  Liabilities.  Neither the Company nor any of its Subsidiaries has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) current liabilities that have been incurred by the Company or its Subsidiaries since the Unaudited Interim Balance Sheet Date in the ordinary course of business and consistent with the past practices of the Company or its Subsidiaries; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

    2.12  Compliance with Legal Requirements.  The Company and each of its Subsidiaries is, and has at all times since inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Since January 1, 1999, neither the Company nor any of its Subsidiaries has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

    2.13  Governmental Authorizations.  Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company or its Subsidiaries, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company and its Subsidiaries to conduct its business in the manner in which its business is currently being conducted. The Company and each of its Subsidiaries is, and at all times since inception has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since inception, neither the Company nor any of its Subsidiaries has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

    2.14  Tax Matters.

      (a) All Tax Returns required to be filed by or on behalf of the Company or its Subsidiaries with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since inception. As of the Closing Date, the aggregate net operating loss of the Company (including the net operating losses for the current tax year and any net operating loss carryforwards to the current tax year) shall not be less than $25,000,000. If an election under Section 338 of the Code were to be made with respect to the acquisition of the Company Holdco (as defined below), such net operating losses and net operating loss carryforwards of the Company shall be available up to the full amount thereof notwithstanding any applicable limitations under Section 382 of the Code, to offset the taxable income of the Company and the alternative minimum taxable income of the Company for the current taxable year, including any gain that might be recognized as a result of any such election. For purposes of the foregoing sentence, the limitation on the use of the alternative tax net operating loss deduction imposed by Section56(d)(1)(A) shall not apply.

      (b) The Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the Unaudited Interim Balance Sheet Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

      (c) No Company Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company or its Subsidiaries.

      (d) No claim or Proceeding is pending or has been threatened against or with respect to the Company or its Subsidiaries in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company or its Subsidiaries with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and its Subsidiaries and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company or its Subsidiaries except liens for current Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Neither the Company nor any of its Subsidiaries is or has been required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

      (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company or its Subsidiaries that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Neither the Company nor any of its Subsidiaries is, and has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

      (f)  Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

    2.15  Employee and Labor Matters; Benefit Plans.

      (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company or its Subsidiaries for the benefit of any employee of the Company or its Subsidiaries ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $10,000 in the aggregate.

      (b) Except as set forth in Part 2.15(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains, sponsors or contributes to, and has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

      (c) The Company and each of its Subsidiaries maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

      (d) With respect to each Plan, the Company has delivered to Parent:

         (i) an accurate and complete copy of such Plan (including all amendments thereto);

        (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

       (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

        (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof;

        (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

        (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

      (e) Neither the Company nor any of its Subsidiaries is required to be, and has ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. Neither the Company nor any of its Subsidiaries has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. Neither the Company nor any of its Subsidiaries has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

      (f)  Neither the Company nor any of its Subsidiaries has any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

      (g) Except as set forth in Part 2.15(g) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

      (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

      (i)  Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

      (j)  Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

      (k) Except as set forth in Part 2.15(k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or consultant, advisor or director of the Company or its Subsidiaries (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

      (l)  Part 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company and its Subsidiaries as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the employees of the Company and its Subsidiaries are "at will" employees.

      (m) Part 2.15(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

      (n) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

      (o) Except as set forth in Part 2.15(o) of the Disclosure Schedule, the Company and each of its Subsidiaries has good labor relations, and has no any reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of the Company or its Subsidiaries, or (ii) any of the employees of the Company or its Subsidiaries intends to terminate his or her employment with the Company or its Subsidiaries, respectively.

    2.16  Environmental Matters.

      (a) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company or its Subsidiaries (as applicable) of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company or its Subsidiaries is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with the compliance of the Company or its Subsidiaries with any Environmental Law in the future. No current or prior owner of any property leased or controlled by the Company or its Subsidiaries has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or its Subsidiaries is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule.

      (b) For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

    2.17  Insurance.  Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company or its Subsidiaries and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since December 31, 1999, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

    2.18  Related Party Transactions.  Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company or its Subsidiaries; (b) no Related Party is, or has at any time since December 31, 1999 been, indebted to the Company or its Subsidiaries; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company or its Subsidiaries; (d) no Related Party is competing, or has at any time competed, directly or indirectly, with the Company or its Subsidiaries; and (e) no Related Party has any claim or right against the Company or its Subsidiaries (other than rights under Company stock options and rights to receive compensation for services performed as an employee of the Company or its Subsidiaries). (For purposes of the Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each individual who is, or who has at any time since December 31, 1999 been, an officer of the Company or its Subsidiaries; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Entity (other than the Company or its Subsidiaries) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

    2.19  Legal Proceedings; Orders.

      (a) There is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or its Subsidiaries or any of the assets owned or used by the Company or its Subsidiaries or any Person whose liability the Company or its Subsidiaries has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

      (b) No Legal Proceeding has ever been commenced by or has ever been pending against the Company or its Subsidiaries.

      (c) There is no order, writ, injunction, judgment or decree to which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject. No officer or other employee of the Company or its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or its Subsidiaries.

    2.20  Authority; Binding Nature of Agreement.  The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    2.21  Non-Contravention; Consents.  Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

      (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Articles of Incorporation or Bylaws of the Company or its Subsidiaries, or (ii) any resolution adopted by the shareholders of the Company or its Subsidiaries, the board of directors of the Company or its Subsidiaries or any committee of the board of directors of the Company or its Subsidiaries;

      (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject;

      (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or its Subsidiaries or that otherwise relates to the business of the Company or its Subsidiaries or to any of the assets owned or used by the Company or its Subsidiaries;

      (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any such Material Contract; or

      (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company or its Subsidiaries).

  Neither the Company nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

    2.22  Related Fees, Costs and Expenses.  Part 2.22 of the Disclosure Schedule sets forth all fees, costs and expenses incurred, or expected to be incurred, by or for the benefit of the Company in connection with the negotiation, execution and delivery of this Agreement (and the exhibits hereto) and the consummation of the transactions contemplated herein and therein, including all such fees, costs and expenses incurred prior to the date of this Agreement and expected to be incurred after the date of this Agreement or after the Closing, and including, without limitation, all fees, costs and expenses of the Company's investment banking advisors and attorneys and the amount of all special bonuses and other amounts, cash or otherwise, that may become payable to any officers, employees, consultants or service providers of the Company or its Subsidiaries or other Persons in connection with the consummation of the transactions contemplated by this Agreement. All such fees, costs and expenses actually incurred (whether before or after the Closing) will not exceed an aggregate of $700,000.

    2.23  Dissenters.  Holders of no more than 2% of the Company's outstanding capital stock will exercise dissenters' rights under Article 5.12 of the Texas Business Corporation Act in connection with the transactions contemplated by this Agreement.

    2.24  Full Disclosure.

      (a) This Agreement (including the Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

      (b) The information supplied by the Company for inclusion in the Information Statement (as contemplated in Section 5.3) will not, as of the date of the Information Statement or as of the date of the Company Shareholders' Meeting (as defined in Section 5.3), (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

SECTION 3.  Representations and Warranties of Parent and Merger Sub.

    Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

    3.1  Due Organization.

      (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.

      (b) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.

    3.2  SEC Filings; Financial Statements.

      (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between September 30, 2000 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

    3.3  Authority; Binding Nature of Agreement.  Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's shareholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.4  Valid Issuance.  Subject to Section 1.5(c), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

    3.5  Ownership of Merger Sub.  The sole member of Merger Sub is Iris Acquisition Holdings, Inc., a Delaware corporation and 21% owned by Parent and 79% owned by CR Technology, Inc., a California corporation and a wholly-owned subsidiary of Parent.

    3.6  Legal Proceedings.  There is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

    3.7  Non-Contravention; Consents.  Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

      (a) contravene, conflict with or result in a violation of any of the provisions of the Articles of Incorporation or Bylaws of Parent or Merger Sub;

      (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject; or

      (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract material to Parent or Merger Sub.

    3.8  Issuance of the Merger Consideration.  Assuming the receipt by Parent of an executed Certification and Agreement in the form attached hereto as Exhibit E from each of the Senior Preferred Shareholders and the accuracy of the representations and warranties contained therein, the issuance of the Merger Consideration will be exempt from the registration requirements of the Securities Act of 1933, as amended, subject to the timely filing of a Form D pursuant to Securities and Exchange Commission Regulation D.

SECTION 4.  Certain Covenants of the Company.

    4.1  Access and Investigation.  During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Representatives of the Company or its Subsidiaries, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company or its Subsidiaries; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company or its Subsidiaries, and with such additional financial, operating and other data and information regarding the Company or its Subsidiaries, as Parent may reasonably request (including, without limitation, those items requested by Parent and identified in Exhibit N).

    4.2  Operation of the Company's Business.  Except as required by Sections 4 and 5 of this Agreement, during the Pre-Closing Period:

      (a) the Company and each of its Subsidiaries shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

      (b) the Company and each of its Subsidiaries shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company or its Subsidiaries;

      (c) the Company and its Subsidiaries shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

      (d) the Company and its Subsidiaries shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the business of the Company and its Subsidiaries, including the weekly bookings, revenue and backlog;

      (e) neither the Company nor any of its Subsidiaries shall use any of the funds provided by Silicon Valley Bank in connection with that certain guaranty by Parent for any purposes other than as specifically set forth in that certain Side Letter dated June 20, 2001;

      (f)  neither the Company nor any of its Subsidiaries shall declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or shall repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

      (g) neither the Company nor any of its Subsidiaries shall sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (w) to issue Company capital stock upon the exercise of outstanding Company warrants, (x) to issue Company Common Stock to employees upon the exercise of outstanding Company stock options, and (y) to issue shares of Company Common Stock upon the conversion of shares of Preferred Stock;

      (h) neither the Company nor any of its Subsidiaries shall amend or waive any of its rights under (i) any provision of its 1999 Stock Option Plan or 1995 Stock Plan, (ii) any provision of any agreement evidencing any outstanding Company stock options, or (iii) any provision of any restricted stock purchase agreement;

      (i)  neither the Company nor any of its Subsidiaries shall amend or permit the adoption of any amendment to the Company's Articles of Incorporation or Bylaws, other than the Charter Amendment, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that the Company may issue shares of Company Common Stock upon the conversion of shares of Preferred Stock and upon the exercise of outstanding stock options in accordance with their terms, and issue capital stock upon the exercise of outstanding warrants in accordance with their terms);

      (j)  neither the Company nor any of its Subsidiaries shall form any subsidiary or acquire any equity interest or other interest in any other Entity;

      (k) neither the Company nor any of its Subsidiaries shall make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company or its Subsidiaries during the Pre-Closing Period, exceeds $10,000 per month;

      (l)  neither the Company nor any of its Subsidiaries shall (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

      (m) neither the Company nor any of its Subsidiaries shall (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

      (n) neither the Company nor any of its Subsidiaries shall (i) lend money to any Person (except that the Company and its Subsidiaries may make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company stock options), or (ii) incur or guarantee any indebtedness for borrowed money;

      (o) neither the Company nor any of its Subsidiaries shall (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee;

      (p) neither the Company nor any of its Subsidiaries shall change any of its methods of accounting or accounting practices in any material respect;

      (q) neither the Company nor any of its Subsidiaries shall make any Tax election;

      (r) neither the Company nor any of its Subsidiaries shall commence or settle any material Legal Proceeding;

      (s) neither the Company nor any of its Subsidiaries shall agree or commit to take any of the actions described in clauses"(e)" through "(r)" above.

  Notwithstanding the foregoing, the Company and its Subsidiaries may take any action described in clauses "(e)" through "(s)" above if Parent in its sole discretion gives its prior written consent to the taking of such action by the Company or its Subsidiaries.

    4.3  Notification; Updates to Disclosure Schedule.

      (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

         (i) the discovery by the Company or its Subsidiaries of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement, including without limitation, with respect to the fees, costs and expenses incurred, or expected to be incurred, by or for the benefit of the Company in accordance with Section 2.22;

        (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

       (iii) any breach of any covenant or obligation of the Company by the Company or any of its Representatives; and

        (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

      (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

    4.4  No Negotiation.  During the Pre-Closing Period, neither the Company or its Subsidiaries nor any of its respective Representatives shall, directly or indirectly:

      (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

      (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

      (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

      (d) The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or its Subsidiaries or any of its Representatives or by any of the shareholders of the Company, during the Pre-Closing Period.

    4.5  Debt Reduction.

      (a) The Company shall use commercially reasonable efforts, subject to any restrictions set forth in this Section 4, to obtain a net reduction in the amount of unsecured liabilities of the Company as of the Unaudited Balance Sheet Date by at least $1,500,000.

      (b) The Company shall use commercially reasonable efforts to obtain a release from U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc., a Minnesota corporation ("U.S. Bancorp") and the other holders of convertible promissory notes (the "Note Holders") pursuant to that certain Investment Agreement dated as of August 15, 2000 by and among the Company, IRSII, IRSI Japan, U.S Bancorp and the investors set forth on Exhibit A thereto (the "Investment Agreement"), in form and substance satisfactory to Parent, providing that, upon payment at the Closing of any outstanding principle and accrued but unpaid interest, the Note Holders will waive and forever discharge the obligation of the Company (and its successors and assigns) as to the thirty percent (30%) premium payable to the Note Holders in connection with a change of control pursuant to Section 2.5(b) of the Investment Agreement (the "Change of Control Premium").

      (c) The Company shall use commercially reasonable efforts to obtain an agreement with U.S. Bancorp to accept shares of Parent Common Stock in lieu of cash in full satisfaction of the Company's obligation to U.S. Bancorp (excluding the Change of Control Premium); provided, however, that the number of shares of Parent Common Stock to be issued thereunder shall not exceed an amount equal to (1) the Company's total obligation to U.S. Bancorp (other than the Change of Control Premium), divided by (2) the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq National Market for each of the ten (10) consecutive trading days preceding the date three (3) days prior to the Closing (the "Closing Stock Price").

    4.6  Real Estate Lease.  The Company shall use commercially reasonable efforts to reduce the Company's obligations as lessee under the lease (the "Texas Lease") pertaining to the Company's leased premises located at 100 Michaelangelo Way, Building E-900, Austin, Texas, 78728 (the "Texas Facility") to 15,000 square feet, by way of (i) an assignment or sublease to a third party reasonably acceptable to Parent and in form and substance satisfactory to Parent, (ii) a termination agreement with the Company's landlord for such premises with a commensurate change in the amount of rent and otherwise in form and substance satisfactory to Parent, or (iii) a combination of the foregoing.

    4.7  Financial Statements.  To the extent reasonably requested by Parent, the Company shall use commercially reasonable efforts to deliver to Parent an unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2001, and related unaudited consolidated income statement of the Company and its Subsidiaries for the three months then ended. These financial statements shall be accurate and complete and present fairly the financial position of the Company and its Subsidiaries as of June 30, 2001 and the results of operations of the Company for the period covered thereby. These financial statements shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period covered, except that these financial statements shall not contain footnotes.

    4.8  Physical Inventory.  Unless otherwise agreed to in writing by Parent and to the extent such physical inventory has not been completed prior to the Closing, as soon as practicable after the Closing, the Company will take a physical inventory of inventory and fixed assets as of June 30, 2001 (for indemnification purposes and otherwise) which will be observed by Parent. Such inventory will be accurate and complete and valued at the lower of cost or market, with cost being determined on a first-in, first-out basis. Such fixed assets will be accurate and complete and will be valued at cost less accumulative depreciation which will be computed by the straight-line method over the estimated useful life determined as of June 30, 2001.

SECTION 5.  Additional Covenants of the Parties.

    5.1  Filings and Consents.  As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

    5.2  Registration of Parent Common Stock on Form S-3.  Parent shall prepare and cause to be filed with the SEC within thirty (30) days after the Closing Date a registration statement on Form S-3 (the "Registration Statement") registering the Parent Common Stock issued to the Senior Preferred Shareholders pursuant to Section 1.5 hereof (the "Registrable Shares"). Parent shall use reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable thereafter. Parent shall maintain the effectiveness of the Registration Statement until the earlier of: (i) two (2) years from the Closing Date, or (ii) the date the Senior Preferred Shareholders are able to sell all of the Registrable Shares not yet sold in any three (3) month period under Rule 144 of the Securities Act. Notwithstanding the foregoing, Parent may suspend the use of the Registration Statement and related prospectus during any period in which the Board of Directors of Parent shall have determined in good faith that because of valid business reasons, including the acquisition or divestiture of assets, pending corporate developments and similar events, it is in the best interests of Parent to suspend such use, and prior to suspending such use Parent provides the Senior Preferred Shareholders with written notice of such suspension, which notice need not specify the nature of the event giving rise to such suspension. To the extent the use of the Registration Statement is suspended the period of time that the effectiveness of the Registration Statement must be maintained will be extended for a period of time equal to such suspension (subject to the limitation set forth above with respect to the date the Senior Preferred Shareholders are able to sell all of the Registrable Securities not yet sold in any three (3) month period under Rule 144 of the Securities Act).

    5.3  Company Shareholders' Meeting.

      (a) The Company shall use commercially reasonable efforts to obtain, as promptly as practicable, the necessary shareholder approval, either at a special meeting of shareholders or pursuant to a written shareholder consent, all in accordance with the applicable requirements of the Texas Business Corporation Act. In connection with such special meeting of shareholders or written shareholders consent, the Company shall provide to its shareholders a written proxy or information statement (the "Information Statement") which includes (A) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Senior Preferred Shareholders, the escrow arrangements and the authority of the Shareholders' Agent, and a statement that the adoption of this Agreement by the shareholders of the Company shall constitute approval of such terms), (B) all of the information required by Rule 502(b)(2) of Regulation D under the Securities and (C) a statement that appraisal rights are available pursuant to Article 5.11 of the Texas Business Corporation Act and a copy of Articles 5.11 and 5.12 of the Texas Business Corporation Act. Parent agrees to cooperate with the Company in the preparation of the Information Statement. The Company agrees not to distribute the Information Statement until the Parent has had a reasonable opportunity to review and comment on the Information Statement and the Information Statement has been approved by the Parent (which approval may not unreasonably withheld or delayed). If the necessary shareholder approval is obtained by means of a written consent, the Company shall send, pursuant to Article 9.10(A)(4) of the Texas Business Corporation Act, a written notice to all shareholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the shareholders of the Company and that the appraisal rights are available for their Company Shares pursuant to Article 5.11 of the Texas Business Corporation Act (which notice shall include a copy of such Article 5.11 and 5.12 of the

  Texas Business Corporation Act), and shall promptly inform the Parent of the date on which such notice was sent.

      (b) The Company, acting through its Board of Directors, shall include in the Information Statement the unanimous recommendation of its Board of Directors that the shareholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger and the Charter Amendment; provided, however, that one director may abstain due to the potential that such director may be deemed to be an interested director.

      (c) The Company shall ensure that the Information Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the company shall not be responsible for the accuracy or completeness of any information furnished by Parent in writing for inclusion in the Information Statement).

      (d) Parent shall ensure that any information furnished by Parent to the Company in writing for inclusion in the Information Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

    5.4  Public Announcements.  During the Pre-Closing Period, (a) the Company (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

    5.5  Reasonable Efforts.  During the Pre-Closing Period, (a) the Company (and its Representatives) shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis and to negotiate reductions and settlements (in accordance with Section 4.5 with respect to all outstanding liabilities of the Company, and (b) Parent and Merger Sub shall use their commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

    5.6  Confidential Invention and Assignment Agreements.  The Company shall use commercially reasonable efforts to cause the individuals identified on Part 2.9(b) of the Disclosure Schedule to execute and deliver to the Company and Parent, a Confidential Inventions and Assignment Agreement in the form of Exhibit F.

    5.7  Termination of Agreements.  Prior to the Closing, the Company shall use commercially reasonable efforts to terminate each of the following agreements (including all future or ongoing obligations of the Company or its successor thereunder):

      (a) all outstanding warrants, other than warrants to purchase shares of Series E Preferred Stock of the Company issued to Leader Technologies Ltd. (the "Leader Warrants") which are covered by Section 5.13;

      (b) severance agreements and severance provisions in any employment agreements; and

      (c) all real estate leases to which the Company or any of its Subsidiaries is party related to property located in Mexico or Taiwan.

    5.8  Employee Options.  Parent shall allocate up to 300,000 shares of Parent Common Stock for the purposes of granting options, in Parent's sole discretion and subject to approval by Parent's Board of Directors (or Compensation Committee), to members of management and other key employees of the Company following the Closing.

    5.9  FIRPTA Matters.  At the Closing, (a) the Company shall deliver to Parent a statement in the form attached hereto as Exhibit G conforming to the requirements of Section 1.897—2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897—2(h)(2) of the United States Treasury Regulations.

    5.10  Certification and Release.  The Company shall use commercially reasonable efforts to cause each of the Senior Preferred Shareholders to execute and deliver to Parent and the Company a Certification and Agreement in the form of Exhibit E, and each of the Company's shareholders to execute and deliver to Parent and the Company a Release in the form of Exhibit H.

    5.11  Termination of Employee Plans.  At the Closing, the Company shall terminate its 1995 Stock Plan and 1999 Stock Option Plan as well as the Company's 401(k) plan, and shall ensure that no Person has any rights under any of such Plans and that any liabilities of the Company or its Subsidiaries under such plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company or its Subsidiaries.

    5.12  Indemnification.  Subsequent to the Closing, Parent will, and will cause the Surviving Corporation to, indemnify and hold harmless the present and former directors of the Company in respect of acts or omissions occurring on or prior to the Effective Time, other than with respect to any acts or omissions relating to this Agreement, the transactions contemplated hereunder or breaches of representations, warranties or covenants of the Company herein (and related claims for indemnification by Parent), to the extent provided under written agreements with such individuals and the Company's Articles of Incorporation and Bylaws, in each case as in effect as of the date hereof.

    5.13  Substitution of Warrant.  The Company shall use commercially reasonable efforts to assist Parent in negotiating with Leader Technologies Ltd. a warrant, in form and substance acceptable to Parent, to be exchanged for the Leader Warrants at the Closing.

SECTION 6.  Conditions Precedent to Obligations of Parent and Merger Sub.

    The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

    6.1  Accuracy of Representations.  Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

    6.2  Performance of Covenants.  All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

    6.3  Shareholder Approval.  The principal terms of the Merger shall have been duly approved by (a) the requisite vote of the shareholders of the Company pursuant to the Texas Business Corporation Act, and the Company's Articles of Incorporation and Bylaws and (b) holders of at least 90% of the Company's Senior Preferred Stock outstanding immediately prior to the Effective Time.

    6.4  Consents.  All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

    6.5  Agreements and Documents.  Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

      (a) a Certification and Agreement in the form of Exhibit E, executed by each of the holders of Senior Preferred Stock;

      (b) a Release in the form of Exhibit H, executed by holders of more than two-thirds of the Company's outstanding capital stock;

      (c) the termination of all outstanding warrants to purchase Company capital stock as set forth in Section 5.7(a), other than the Leader Warrants;

      (d) the Escrow Agreement in the Form of Exhibit I shall have been executed and delivered by each of the parties thereto;

      (e) a questionnaire (containing representations regarding such shareholder's or lender's financial position and investment sophistication to assure that any issuances of securities will meet the standards imposed by the Securities Act and applicable state securities laws) completed and executed by each of the Senior Preferred Shareholders and creditors of the Company that receive shares of Parent Common Stock to satisfy debts of the Company, with responses satisfactory to Parent in its sole discretion;

      (f)  confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees and former employees of the Company and by all consultants and independent contractors and former consultants and former independent contractors to the Company who had any involvement in the development of any material intellectual property used by or developed in part by the Company and that have not already signed such agreements (including the individuals identified in Part 2.9(b) of the Disclosure Schedule);

      (g) the statement(s) relating to FIRPTA matters referred to in Section 5.9(a), executed by the Company;

      (h) a legal opinion of the Company's counsel, dated as of the Closing Date, in the form of Exhibit J;

      (i)  a certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer containing the certification that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Section 6 have been duly satisfied (the "Officers' Closing Certificate"); and

      (j)  written resignations of all directors and officers of the Company, effective as of the Effective Time.

    6.6  Due Diligence Investigation.  Parent shall have completed its due diligence investigation of the Company with respect to any documents, agreements, facts or other information requested by Parent as set forth in Exhibit M hereto but not yet provided to Parent prior to the date of this Agreement and approved in its sole discretion the results of such investigation.

    6.7  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Company.

    6.8  Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    6.9  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal. The issuance of the Merger Consideration and Parent Common Stock to satisfy debts of the Company shall not violate federal and state securities laws, which Parent shall determine in its sole discretion.

    6.10  No Legal Proceedings.  No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

    6.11  Employees.  None of the individuals identified on Exhibit K-1, and no more than two (2) of the individuals identified on Exhibit K-2, shall have ceased to be employed by, or expressed an intention to terminate their employment with, the Company. In addition, all of the individuals identified on Exhibits K-1 and K-2 who have not ceased to be employed by, or expressed an intention to terminate their employment with, the Company shall have signed new offer letters in form and substance acceptable to Parent.

    6.12  Termination of Employee Plans.  The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 5.11.

    6.13  Substitution of Warrant.  Leader Technologies Ltd. shall have agreed to accept a warrant in form and substance satisfactory to Parent in exchange for the Leader Warrants.

SECTION 7.  Conditions Precedent to Obligations of the Company.

    The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

    7.1  Accuracy of Representations.  Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

    7.2  Performance of Covenants.  All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

    7.3  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    7.4  Closing Certificate.  The Company shall have received a certificate executed on behalf of Parent by its Chief Executive Officer or its Chief Financial Officer certifying that each of the representations and warranties set forth in Section 3 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Section 7 have been duly satisfied (the "Parent Officers' Closing Certificate").

    7.5  Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    7.6  No Legal Proceedings.  No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

    7.7  Legal Opinion.  The Company shall have received a legal opinion of Parent's Company's counsel, dated as of the Closing Date, in the form of Exhibit L.

SECTION 8.  Termination

    8.1  Termination Events. This Agreement may be terminated prior to the Closing:

      (a) by Parent if the Closing has not taken place on or before August 31, 2001 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

      (b) by the Company if the Closing has not taken place on or before August 31, 2001 (other than as a result of the failure on the part of the Company or any of its Representatives to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

      (c) by the mutual consent of Parent and the Company.

    8.2  Termination Procedures.  If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

    8.3  Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.4.

SECTION 9.  Indemnification, Etc.

    9.1  Survival of Representations, Etc.

      (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Officers' Closing Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Shareholders' Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

      (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

      (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

      (d) By way of clarification, in the event an Indemnitee is entitled to indemnification under one or more sections of this Agreement, or at one or more times, with respect to the same Damages, the Indemnitee shall only be entitled to indemnification once with respect to such Damages.

    9.2  Indemnification by the Senior Preferred Shareholders.  From and after the Effective Time (but subject to Section 9.1(a)), each Senior Preferred Shareholder, by acceptance of its portion of Parent Common Stock, agrees to hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or in the Officers' Closing Certificate (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, or giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing); (ii) any breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5); (iii) the failure of the Company to obtain a net reduction of $1,500,000 in the amount of unsecured liabilities of the Company as of the Unaudited Balance Sheet Date (it being understood by the parties hereto that the amount of Damages under this clause "(iii)" shall equal the difference between $1,500,000 and the actual net reduction in unsecured liabilities of the Company as of the Unaudited Balance Sheet Date actually obtained by the Company as of the Closing Date as set forth in Part 2.10(c) of the Disclosure Schedule); (iv) the failure of the Company to have reduced its obligations as lessee under the Texas Lease by the Closing Date in accordance with Section 4.6; or (v) any Legal Proceeding relating to any inaccuracy, breach or failure of the type referred to in clause "(i)," "(ii)," "(iii)" or "(iv)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

    9.3  Threshold; Ceiling.

      (a) Threshold. The Senior Preferred Shareholders shall not be required to make any indemnification payment pursuant to Section 9.2 until such time as the total amount of all Damages pursuant to Section 9.2 that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $250,000 in the aggregate (at which time the Indemnitees shall be entitled to the full amount of such Damages).

      (b) Ceiling. Absent fraud or intentional misrepresentations or intentional non-disclosures (which is covered by Section 9.3(c)), the maximum aggregate liability of the Senior Preferred

  Shareholders with respect to the indemnification obligations pursuant to Section 9.2 shall be limited to the Escrowed Shares.

      (c) Fraud. Notwithstanding Section 9.3(b), in the event of fraud or intentional misrepresentations or intentional non-disclosures, the Senior Preferred Shareholders shall be jointly and severally liable for all Damages suffered by the Indemnities as a direct or indirect result of such fraud or intentional misrepresentations or intentional non-disclosures; provided, however, that the maximum liability of any Senior Preferred Shareholder pursuant to this Section 9.3(c) shall be limited to the value of the Merger Consideration received by such Senior Preferred Shareholder pursuant to Section 1.5, with the Merger Consideration valued at the Designated Parent Stock Price.

    9.4  Satisfaction of Indemnification Claim.  In the event any Senior Preferred Shareholder shall have any liability to any Indemnitee under this Section 9, Parent may make a claim against the Escrow Shares pursuant to the terms of the Escrow Agreement for such number of shares of Parent Common Stock equal to (A) the aggregate dollar amount of such Damages so claimed, divided by (B) the Designated Parent Stock Price (as adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent between the Effective Time and the date such liability is satisfied) in satisfaction of such indemnification claim; provided, however, that the liability of the Senior Preferred Shareholders to satisfy any indemnification obligations resulting from an event of fraud or intentional misrepresentations or intentional non-disclosures set forth in Section 9.3(c) shall not be limited to the Escrow Shares, and Parent may seek redress for such indemnification claim directly from such Senior Preferred Shareholder.

    9.5  No Contribution.  The Senior Preferred Shareholders shall not be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or the Officers' Closing Certificate.

    9.6  Interest.  Any Senior Preferred Shareholder who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which such Senior Preferred Shareholder first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Senior Preferred Shareholder to such Indemnitee is fully satisfied by such Senior Preferred Shareholder) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

    9.7  Defense of Third Party Claims.  In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any Senior Preferred Shareholder may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

      (a) all actual, reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Senior Preferred Shareholders;

      (b) each shareholder of the Company shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

      (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Shareholders' Agent; provided, however, that such consent shall not be unreasonably withheld.

  Parent shall give the Shareholders' Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Shareholders' Agent shall not limit any of the obligations of the Senior Preferred Shareholders under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

    9.8  Exercise of Remedies by Indemnitees Other Than Parent.  No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 10.  Miscellaneous Provisions.

    10.1  Shareholders' Agent.

      (a) Each Senior Preferred Shareholder of the Company, by acceptance of its portion of the Merger Consideration, shall be deemed to have designated and irrevocably appointed Cinton Bybee as their agent for purposes of Section 9 and the Escrow Agreement, and Clinton Bybee hereby accepts his appointment as the Shareholders' Agent. Parent shall be entitled to deal exclusively with the Shareholders' Agent on all matters relating to Section 9 and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Senior Preferred Shareholder by the Shareholders' Agent, and on any other action taken or purported to be taken on behalf of any Senior Preferred Shareholder by the Shareholders' Agent, as fully binding upon such Senior Preferred Shareholder. If the Shareholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Senior Preferred Shareholders, then a majority-in-interest of the Senior Preferred Shareholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Shareholders' Agent" for purposes of Section 9 and this Section 10.1. If for any reason there is no Shareholders' Agent at any time, all references herein to the Shareholders' Agent shall be deemed to refer to the Senior Preferred Shareholders.

      (b) The other parties hereto are and will be entitled and authorized to give notices only to the Shareholders' Agent for any notice contemplated by this Agreement to be given to the Senior Preferred Shareholders. The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent except to the extent that he or she has acted with gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence that he or she did not act with gross negligence or willful misconduct. The Senior Preferred Shareholders shall severally indemnify the Shareholders' Agent and hold him or her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of the duties hereunder.

      (c) The Shareholders' Agent and his or her representatives shall have reasonable access to information of the Surviving Corporation and the reasonable assistance of the Surviving Corporation's officers and employees for purposes of performing his or her duties and exercising his or her rights hereunder, provided, that the Shareholders' Agent shall (1) treat confidentially and not disclose any nonpublic information from or about the Company and/or the Surviving

  Corporation to anyone other than disclosures of such information to Persons who agree to be bound by the nondisclosure and nonuse obligations imposed on the Shareholders' Agent hereunder and who have a need to know such information for purposes of assisting the Shareholders' Agent in the performance of his or her duties hereunder, and (2) not use such confidential information for any purpose other than the performance by the Shareholders' Agent of his or her duties hereunder.

      (d) By the acceptance of its portion of the Merger Consideration, each Senior Shareholder shall be deemed to have agreed that the reasonable and customary fees and expenses incurred by the Shareholders' Agent in the exercise of his right or the performance of his duties hereunder (including reasonable attorneys' fees and expenses and the fees and expenses of accountants and other experts) shall be borne by the Senior Preferred Shareholder based on their pro rata portion of the Escrow Shares, and each Senior Preferred Shareholder agrees to promptly reimburse the Shareholders' Agent with respect to such amounts.

    10.2  Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

    10.3  Fees and Expenses.  Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.

    10.4  Attorneys' Fees.  If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

    10.5  Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below

(or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

(a)	if to Parent:	Photon Dynamics, Inc. ATTN: Chief Financial Officer 6325 San Ignacio Avenue San Jose, California 95119 Facsimile: (408) 226-9910
	with a copy to:	Cooley Godward LLP ATTN: Brett White Five Palo Alto Square 3000 El Camino Real Palo Alto, California 94306 Facsimile: (650) 849-7400
(b)	if to the Company:
Intelligent Reasoning Systems, Inc. ATTN: Jon R. Hopper 100 Michaelangelo Way Building E-900 Austin, Texas 78728 Facsimile: (512) 302-5246
with a copy to:
Brobeck, Phleger & Harrison LLP ATTN: J. Matthew Lyons, P.C. 4801 Plaza on the Lake Austin, Texas 78746 Facsimile: (512) 330-4001
(c)	if to the Shareholders' Agent:
Clinton Bybee ARCH Venture Partners 6801 N. Capital of Texas Highway Building 2, Suite 225 Austin, TX 78731 Facsimile: (512) 795-5849

    10.6  Confidentiality.  Without limiting the generality of anything contained in Section 5.4, on and at all times after the Closing Date, the Company, its Representatives and the shareholders of the Company shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such party's possession that relates to the business of the Company or Parent.

    10.7  Time of the Essence.  Time is of the essence of this Agreement.

    10.8  Headings.  The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

    10.9  Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

    10.10  Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Texas (without giving effect to principles of conflicts of laws).

    10.11  Successors and Assigns.  This Agreement shall be binding upon: the Company and its successors and assigns (if any); the shareholders of the Company and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's shareholders (to the extent set forth in Section 1.5); Parent; Merger Sub; the other Indemnitees (subject to Section 9.7); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

    10.12  Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

    10.13  Waiver.

      (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

      (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    10.14  Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

    10.15  Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

    10.16  Parties in Interest.  Except for the provisions of Sections 1.5, 1.6, 5.2, 5.13 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

    10.17  Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Non-Disclosure Agreement dated February 8, 2001, by and between Parent and CIBC World Markets Corp. on behalf of the Company, shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Non-Disclosure Agreement is terminated in accordance with its terms.

    10.18  Construction.

      (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

      (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

      (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

      (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT AND PLAN OF MERGER to be executed and delivered as of the date set forth in the first paragraph hereof.

PHOTON DYNAMICS, INC., a California corporation
Signature: /s/ Vincent F. Sollitto, Jr.

Print Name: Vincent F. Sollitto, Jr.

Title: President & CEO

IRIS ACQUISITION, LLC, a Texas limited liability company, by its sole member, Iris Acquisition Holdings, Inc., a Delaware corporation
Signature: /s/ Vincent F. Sollitto, Jr.

Print Name: Vincent F. Sollitto, Jr.

Title: President & CEO

INTELLIGENT REASONING SYSTEMS, INC., a Texas corporation
Signature: /s/ Paul J. Colan

Print Name: Paul J. Colan

Title: VP, Finance

SHAREHOLDERS' AGENT
/s/ Clinton Bybee CLINTON BYBEE

EXHIBIT A

CERTAIN DEFINITIONS

    For purposes of the Agreement (including this Exhibit A):

    Acquisition Transaction.  "Acquisition Transaction" shall mean any transaction involving:

      (a) the sale, license, disposition or acquisition of all or substantially all of the Company's business or assets;

      (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company stock option or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

      (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

    Agreement.  "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

    Company Contract.  "Company Contract" shall mean any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries or any of its assets is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

    Company Proprietary Asset.  "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or its Subsidiaries or otherwise used by the Company or its Subsidiaries.

    Company Source Code.  "Company Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Company Proprietary Asset.

    Consent.  "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

    Contract.  "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

    Damages.  "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature. Without limiting the generality of the foregoing, the parties hereby acknowledge that "Damages" shall include, as of the first anniversary of the Closing Date, an amount equal to the difference between (a) any amounts due and payable after the first anniversary of the Closing Date under the Texas Lease for that portion of the Texas Facility, if any, that then exceeds 15,000 square feet rent (the "Excess Space") and (b) any amounts due and payable after the first anniversary of the Closing Date to Parent and/or the Surviving Corporation from a third party under any assignment or sublease of the Excess Space for the

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duration of such assignment or sublease up to a period of time equal to the remaining duration of the Texas Lease.

    Disclosure Schedule.  "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

    Encumbrance.  "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

    Entity.  "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

    Escrow Agent.  "Escrow Agent" shall mean the party designated as the escrow agent in the Escrow Agreement.

    Escrow Agreement.  "Escrow Agreement" shall mean the Escrow Agreement in form of Exhibit I hereto.

    Exchange Act.  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    Government Bid.  "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

    Government Contract.  "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

    Governmental Authorization.  "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

    Governmental Body.  "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

    Indemnitees.  "Indemnitees" shall mean the following Persons: (a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Senior Preferred Shareholders shall not be deemed to be "Indemnitees."

    Legal Proceeding.  "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing,

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inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

    Legal Requirement.  "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

    Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Officers' Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, assets, liabilities, operations, or financial performance of the Company or any its Subsidiaries, taken as a whole (other than any adverse change, event or effect that is proximately caused by any breach by Parent of any covenant or obligation set forth in this Agreement).

    Person.  "Person" shall mean any individual, Entity or Governmental Body.

    Proprietary Asset.  "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

    Representatives.  "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives and their respective affiliates.

    SEC.  "SEC" shall mean the United States Securities and Exchange Commission.

    Securities Act.  "Securities Act" shall mean the Securities Act of 1933, as amended.

    Senior Preferred Shareholders.  "Senior Preferred Shareholders" shall mean each of the shareholders of the Company who are entitled to receive a portion of the Merger Consideration in the form of Parent Common Stock pursuant to Section 1.5 of the Agreement.

    Subsidiaries.  "Subsidiaries" shall mean each of Intelligent Reasoning Systems International, Inc., a Delaware corporation, and IRSI Japan K.K., a corporation organized under the laws of Japan.

    Tax.  "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

    Tax Return.  "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

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EXHIBIT D

DIRECTORS AND OFFICERS
OF THE SURVIVING CORPORATION

Directors:

    Vincent Sollitto
Richard Dissly
Bruce Delmore

Officers:

    Vincent Sollitto, President and Chief Executive Officer
Richard Dissly, Chief Financial Officer, Treasurer and Secretary
Bruce Delmore, Vice President

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FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER
EXHIBITS
AGREEMENT AND PLAN OF MERGER
Recitals
Agreement
EXHIBIT A CERTAIN DEFINITIONS
EXHIBIT D DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION